EXHIBIT 19
AMENDMENT DEED TO THE CALL OPTION

This Amendment Deed to the Call Option is entered into on 28 October 2009

BY AND BETWEEN

3.	TELEFÓNICA, S.A., a Spanish company with registered office at 28013, Madrid, Gran Via n. 28, Spain (“TE”);

and

4.	TELCO, S.P.A., an Italian company with registered office at 20121, Milano, Via Filodrammatici n. 3, Italy (“Telco”);

(collectively the “Parties” and each, individually, a “Party”)

WHEREAS

On 28th April 2007, TE, ASSICURAZIONI GENERALI S.p.A., SINTONIA S.A., INTESA SANPAOLO S.p.A, MEDIOBANCA S.p.A., entered into a shareholders agreement – as subsequently amended and supplemented with the first deed of amendment dated 25th October 2007 and with the second deed of amendment dated 19th November 2007 – by means of which they established the principles relating inter alia to (i) the corporate governance of Telco, (ii) the governance of O, (iii) the appointment of directors in TI, (iv) the transfer of the Telco’s shares and the O and TI’s shares directly or indirectly owned by Newco and (v) the autonomous and independent management of the TI and TE groups, including limitations on the participation of TE or its representatives in any decision-making processes relating to policies, management, and operations of companies directly or indirectly controlled by TI in countries where restrictions apply (the “Shareholders Agreement”).

Pursuant to Clause 11, the Shareholders Agreement, shall expire on the third anniversary as of the signing date (the “Expiry Date”).

Pursuant to Clause 8.5(a) of the Shareholders Agreement, on 6 November 2007 Telco and TE signed a Call Option Agreement (the “Call Option”) granting to TE the right to purchase, at the conditions set forth therein, O and TI shares held by Telco.  Pursuant to Clause 4.1, the Call Option Agreement shall expire on the Expiry Date of the Shareholder’ Agreement.

On 28 October 2009, SINTONIA S.A., a Luxembourg company with registered office at I, Place d’Armes, L. 1136 Luxembourg (“SI”) has required the non-proportional de-merger of Telco, pursuant to Article 11(b) of the Shareholders Agreement, thereby becoming an Exiting Party in relation thereto.

The parties to the Shareholders Agreement, with the exception of SI, have agreed to renew the Shareholders Agreement (the “New Shareholders Agreement”) for a further period of 3 (three) years as of 28th April 2010 until 27th April 2013 (which will be deemed as the new “New Expiry Date” of the New Shareholders Agreement), and the renewal agreement (the “Renewal Agreement”) has been undersigned on the date hereof.

According to the New Shareholders Agreement, the parties to such agreement are granted with a Right to Withdraw from the New Shareholder’ Agreement (the “Right to Withdraw”) and to require the other parties to cause the non-proportional de-merger of Telco (the “De-Merger”).

Unless differently provided herein, the terms and expressions with initials in capital letters shall have the same meaning as the one they are given in the Shareholders Agreement and in the Call Option.

Now, therefore, in consideration of the foregoing premises, the Parties hereby

AGREE AND COVENANT

as follows:

1.
The Parties hereby irrevocably acknowledge and agree (i) to partially amend Clause 4.1 of the Call Option currently in force and, as a consequence, (ii) that the Call Option shall remain in full force and effect at the terms and conditions set out therein until the New Expiry Date of the New Shareholders Agreement, falling on April 27, 2013.

2.
In the event that (i) following any Alternative Exiting Modality which is agreed by all Parties as an alternative way to permit SI to exit from Telco pursuant to Article 1 of the Renewal Agreement, or (ii) following an alternative way which has been agreed by all Parties to permit a Party that has exercised the Right to Withdraw to exit from Telco, the Board of Directors of Telco resolves to transfer TI shares to SI or to the Party having exercised the Right to Withdraw (as the case may be), then in such case the Call Option shall not apply to such TI Shares being the object of such Board resolution.

3.	Except as otherwise expressly provided for herein, no other amendments or supplements to the Call Option are made.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment Deed to be executed by their respective officers or representatives thereunto duly authorized, all in the place and as of the date first above written.

* * * * *

TELEFONICA S.A.

/s/ [Authorized Signatory]

TELCO S.P.A.

/s/ [Authorized Signatory]